EXHIBIT 99.2

DIGIRAD CORPORATION NAMES

PRESIDENT AND CHIEF EXECUTIVE TODD CLYDE

TO BOARD OF DIRECTORS

POWAY, Calif.—October 23, 2008—Digirad Corporation (Nasdaq: DRAD), a leading provider of medical diagnostic imaging systems and services to physicians’ offices, hospitals and imaging centers, today announced the appointment of President and Chief Executive Officer Todd P. Clyde to its Board of Directors, effective immediately. Clyde, 40, whose promotion to Digirad president and chief executive officer was announced on October 20, replaces Mark Casner, 53, who had resigned as president, chief executive officer and director. The number of directors on the Digirad board remains at six and consists of Clyde and five outside directors.

King Nelson, Digirad’s chairman, commented: “Todd’s brings years of financial and business experience to the board, and his in-depth working knowledge of Digirad, its business and new strategy will be particularly beneficial as the Company steps up its focus on achieving profitability and positive cash flow. We welcome Todd as a director and look forward to working with him in his new capacities as director and CEO in realizing the Company’s full potential and enhancing shareholder value.”

Clyde joined Digirad as chief financial officer in November 2002. In December 2007, he was promoted to executive vice president, chief financial officer and product head. Prior to joining Digirad, he held senior executive and senior management positions in finance and accounting at Del Mar Database, Inc.; Verance Corporation; and I-Bus/Phoenix, a division of Maxwell Technologies, Inc. Clyde was a senior auditor at Ernst & Young, LLP, an international public accounting firm, and received a Bachelor of Science degree in accounting and a Masters of Accountancy from Brigham Young University. He is a certified public accountant and lives in San Diego, Calif. with his family.

About Digirad

Digirad Corporation provides diagnostic nuclear and ultrasound imaging systems and services to physicians’ offices, hospitals and other medical services providers for cardiac, vascular, and general imaging applications. Digirad’s Cardius XPO line of nuclear imaging cameras use patented solid-state technology and unique multi (dual, triple) head design for superior performance and advanced features for sharper digital images, faster processing, compact size, lighter weight for portability, ability to handle patients up to 500 pounds, and improved patient comfort compared to standard nuclear cameras. Digirad’s 2020tc general-purpose nuclear imager has a small footprint and may also be configured for fixed or mobile use to supplement primary imaging. Digirad’s installed base of equipment exceeds 550 systems; in addition, a mobile fleet of 158 nuclear and ultrasound imaging systems is being used in 22 states and the District of Columbia, primarily in the eastern, midwestern and southwestern United States. For more information, please visit www.digirad.com. Digirad®, Digirad Imaging Solutions®, and Cardius® are registered trademarks of Digirad Corporation.

Forward-Looking Statements

Statements in this press release that are not a description of historical facts are forward looking statements. You can identify these statements by the fact that they do not relate strictly to historical or current facts and use words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe” and other words and terms of similar meaning. Examples of such forward looking statements include statements regarding cash flow, profitability, business strategy, growth potential, and shareholder value. Actual performance, results and benefits results may differ materially from those set forth in this press release due to risks and uncertainties inherent in business and economic conditions, new technology, working conditions, work force, use of Digirad’s camera systems and services, reliability, recalls, and other risks detailed in Digirad’s filings with the U.S. Securities and Exchange Commission, including Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Form 8-K and other reports. Readers are cautioned to not place undue reliance on these forward looking statements, which speak only as of the date hereof. All forward looking statements are qualified in their entirety by this cautionary statement, and Digirad undertakes no obligation to revise or update the forward looking statements contained herein.

Investor Contact: Dan Matsui Allen & Caron 949-474-4300	Company Contact: Todd Clyde, President & CEO 858-726-1600 ir@digirad.com

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